Exhibit 99.1

National Financial Partners Announces Third Quarter Results

Financial Highlights, as of 9/30/06*	3Q 2006	3Q 2005	% Change	9 mos. 2006	9 mos. 2005	% Change
($ in millions, except per share data)
Revenue	267.1	235.7	13.3%	767.6	601.1	27.7%
Net Income	16.5	16.9	-2.4%	39.6	35.1	12.8%
Net Income per diluted share	0.41	0.44	-6.8%	0.99	0.93	6.5%
Cash Earnings	26.7	26.7	0.0%	73.2	63.2	15.8%
Cash Earnings per share	0.66	0.69	-4.3%	1.82	1.67	9.0%
“Same store” revenue growth	1.0%	33.6%		12.1%	18.0%
“Same store” net revenue growth	0.0%	25.7%		7.8%	15.2%
Acquired base earnings	7.5	4.2		21.1	25.7

* This summary includes financial measures not calculated based on generally accepted accounting principles.

NEW YORK, NY – November 1, 2006 – National Financial Partners Corp. (NYSE: NFP), a national network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory, today reported financial results for the third quarter ended September 30, 2006.

Third quarter net income was $16.5 million, or $0.41 per diluted share. Third quarter cash earnings were $26.7 million, or $0.66 per diluted share. (Cash earnings is a non-GAAP number, which the Company defines as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings benefited from the growth of revenue from existing firms, and additional revenue from acquired firms, offset in part by higher commission and fee expense and operating expense, and increased management fee expense. More detailed financial information can be found in NFP’s quarterly financial supplement, which is available on the Company’s web site at www.nfp.com.

Jessica Bibliowicz, Chairman and Chief Executive Officer said: “We reported solid results for the quarter, despite very challenging comparisons with last year’s exceptional second half results. The major trends evident in our results were as we had expected.”

Ms. Bibliowicz continued, “We continue to work with our firms, carriers, and vendors to provide solutions that best serve our clients and support organic growth at the firm level. Acquisitions will also remain an important element in our strategy and contribute to the growth and diversity of the NFP network.”

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with over 170 owned firms. Understanding the Company’s acquisitions is essential to understanding its operating results.

In the third quarter, the Company closed 7 transactions, including 3 subacquisitions. These transactions represented $7.5 million in base earnings, including $7.4 million announced in the second quarter earnings release. (The term base earnings refers to the cumulative preferred portion of the pre-tax earnings before owners' compensation of acquired firms that is capitalized at the time of acquisition.) In 2005, these acquisitions generated revenue of approximately $21.5 million. The aggregate consideration paid by the Company for these firms included approximately $30.2 million in cash and the issuance of approximately 344,000 shares of NFP common stock. Subsequent to the third quarter of 2006, NFP completed one acquisition with $0.3 million in base earnings and $1.0 million in 2005 revenue.

In 2006, NFP has closed 21 acquisitions, representing $21.4 million in acquired base earnings and approximately $71.9 million in 2005 revenue. Ms. Bibliowicz commented, “We are pleased with the strong performance of the firms acquired this year and their contribution to the NFP family of firms. Our outlook for acquisitions remains favorable and the pipeline is healthy. Accordingly, we are revising our acquisition budget for 2007 to $20 million of acquired base earnings. Beyond 2006, we continue to target 20% cash earnings per share growth over the long term.”

Third Quarter Results

Revenue increased $31.4 million, or 13.3%, to $267.1 million in the third quarter of 2006. Components of the increase included “same store” revenue growth of $1.9 million, or 1.0%, to $192.9 million; revenue growth of $13.2 million, or 33.5%, to $52.6 million from NFP Insurance Services, Inc. (“NFPISI”) and NFP Securities, Inc. (“NFPSI”); and $20.8 million of revenue from firms acquired subsequent to the start of the third quarter of 2005 (these firms are not included in the calculation of “same store” revenue growth); adjusted for dispositions and eliminations.

Gross margin before management fees was $106.0 million in the third quarter of 2006, an increase of $7.2 million, or 7.3% over the prior year period. Gross margin after management fees was $52.2 million in the third quarter of 2006, an increase of $2.7 million or 5.5% over the prior year period. As a percentage of revenue, gross margin was 19.5% in the third quarter of 2006 compared with 21.0% a year ago and 18.4% in the second quarter. The decline in gross margin percentage was the result of increased commission and fee expense and increased operating expenses. The increase in commission and fee expense was largely due to increased production with third party producers and other non-affiliated firms. Operating expenses at the firm level increased as firms invested in their businesses.

Management fees, as a percentage of gross margin before management fees, were 50.8% versus 49.9% a year ago. The increase reflected higher earnings at firms where NFP has a lower economic interest. In the third quarter, incentive payment accruals were $1.6 million versus $2.5 million a year ago. Incentive accruals represented 1.5% of gross margin before management fees in the quarter compared with 2.5% a year ago. The decline was due to earnings deceleration for firms in an incentive period. Effective in 2006 in accordance with new accounting rules for stock-based compensation, we have included $0.8 million of stock-based compensation for firm activities and operations in third quarter Cost of services. All stock-based compensation for periods prior to January 1, 2006 was included in Corporate general and administrative expense (“G&A”).

G&A increased 24.5% to $13.2 million in the third quarter of 2006 from $10.6 million in the prior year period. As a percentage of revenue, G&A was 4.9% in the third quarter of 2006 versus 4.4% in the third quarter of 2005. G&A increased largely as the result of growth in the Company’s cost structure, particularly in the areas of compliance, internal audit, accounting, technology, and human resources to support growth and meet increased regulatory needs. Included in G&A is stock-based compensation of $1.4 million for the third quarter of 2006 versus $1.1 million in the prior year period.

Third quarter 2006 G&A also included $0.5 million of expense for legal fees related to the New York Attorney General’s investigation of the Company’s life settlements business. This investigation is ongoing, we continue to cooperate, and we expect additional costs will be incurred in 2006.

NFP wrote-off $0.2 million of unamortized cost related to the retirement of NFP's previous credit facility. This write-off occurred as a result of the completion of a new $212.5 million credit agreement, as previously announced on August 22, 2006. The write-off is included in Net interest and other, as reported on the Company’s income statement.

In the third quarter, the Company took a $0.8 million impairment charge related to one firm, which had not been previously impaired. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year.

The estimated effective income tax rate in the third quarter of 2006 was 43.1% compared with 41.9% in the 2005 quarter. Year to date, the 2006 estimated effective tax rate is 42.4%, compared to the full year 2005 effective tax rate of 42.1%.

Earnings Conference Call

The Company will conduct its third quarter 2006 earnings conference call and audio webcast on November 2, 2006, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 847-8709 (when prompted, callers should provide the access code NFP). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (888) 286-8010. The access code for the replay is 22976026. To access the replay of the conference call over the Internet, visit the above-mentioned web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 170 firms.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward- looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP's ability, through its operating structure, to respond quickly to operational or financial situations and to grow its business, (5) NFP's ability to effectively manage its business through the principals of its firms, (6) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (7) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (8) changes in the pricing, design or underwriting of insurance products, (9) changes in premiums and commission rates, (10) adverse developments in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (11) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (12) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations, (13) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices by various governmental authorities and related litigation, (14) the reduction of NFP's revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, and (15) other factors described in NFP's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2005. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Liz Werner	Elizabeth Fogerty
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4062

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
Commissions and fees	$267,078	$235,699	$767,644	$601,079
Cost of services:
Commissions and fees	84,976	71,865	250,752	172,827
Operating expenses	76,071	65,043	226,030	184,355
Management fees	53,843	49,286	150,185	116,685
Total cost of services (excludes amortization and depreciation shown separately below)	214,890	186,194	626,967	473,867
Gross margin	52,188	49,505	140,677	127,212
Corporate and other expenses:
General and administrative (1)	13,225	10,582	38,681	34,837
Amortization of intangibles	7,133	6,338	20,652	17,412
Impairment of goodwill and intangible assets	771	1,445	6,197	5,102
Depreciation	2,314	2,024	6,655	5,571
Loss (gain) on sale of subsidiaries	(255)	—	72	317
Total corporate and other expenses	23,188	20,389	72,257	63,239
Income from operations	29,000	29,116	68,420	63,973
Net interest and other	4	(34)	339	(2,060)
Income before income taxes	29,004	29,082	68,759	61,913
Income tax expense	12,541	12,214	29,112	26,827
Net income	$16,463	$16,868	$39,647	$35,086
Earnings per share:
Basic	$0.43	$0.47	$1.05	$0.99
Diluted	$0.41	$0.44	$0.99	$0.93
Weighted average shares outstanding:
Basic	38,070	36,129	37,614	35,320
Diluted	40,501	38,579	40,196	37,718

(1) Certain reclassifications have been made to conform to the current period presentation.

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Total revenue	$267,078	$235,699	$767,644	$601,079
Cost of services (excludes management fees, amortization and depreciation):
Commissions and fees	84,976	71,865	250,752	172,827
Operating expenses	76,071	65,043	226,030	184,355
Gross margin before management fees	106,031	98,791	290,862	243,897
Management fees	53,843	49,286	150,185	116,685
Gross margin	$52,188	$49,505	$140,677	$127,212
Gross margin as percentage of total revenue	19.5%	21.0%	18.3%	21.2%
Gross margin before management fees as percentage of total revenue	39.7%	41.9%	37.9%	40.6%
Management fees, as a percentage of gross margin before management fees	50.8%	49.9%	51.6%	47.8%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
GAAP Net Income	$16,463	$16,868	$39,647	$35,086
Amortization of intangibles	7,133	6,338	20,652	17,412
Depreciation	2,314	2,024	6,655	5,571
Impairment of goodwill and intangible assets	771	1,445	6,197	5,102
Cash Earnings	$26,681	$26,675	$73,151	$63,171

GAAP Net Income per share - diluted	$0.41	$0.44	$0.99	$0.93
Amortization of intangibles	0.18	0.16	0.51	0.46
Depreciation	0.06	0.05	0.17	0.15
Impairment of goodwill and intangible assets	0.02	0.04	0.15	0.14
Cash Earnings per share - diluted (1)	$0.66	$0.69	$1.82	$1.67

(1) The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	September 30	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$115,146	$105,761
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	56,819	52,407
Current receivables	98,043	115,279
Other current assets	17,713	19,396
Total current assets	287,721	292,843
Intangibles, net	388,211	340,969
Goodwill, net	438,555	357,353
Deferred tax assets	19,863	17,726
Other non-current assets	39,262	37,747
Total assets	$1,173,612	$1,046,638
LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$58,509	$55,047
Borrowings	111,000	40,000
Other current liabilities (1)	118,274	170,044
Total current liabilities	287,783	265,091
Deferred tax liabilities	103,858	100,011
Other non-current liabilities (1)	29,769	21,851
Total liabilities	421,410	386,953
STOCKHOLDERS’ EQUITY
Common stock	3,987	3,822
Additional paid-in capital	694,761	623,102
Retained earnings	90,397	67,808
Treasury stock	(36,943)	(35,047)
Total stockholders’ equity	752,202	659,685
Total liabilities and stockholders’ equity	$1,173,612	$1,046,638

(1) Certain reclassifications have been made to conform to the current period presentation.